P R E S S   R E L E A S E

FOR IMMEDIATE RELEASE                               CONTACT

Valhi, Inc.                                         Bobby D. O'Brien
Three Lincoln Centre                                Vice President
5430 LBJ Freeway, Suite 1700                        (972) 233-1700
Dallas, TX  75240-2697
(972) 233-1700


                           VALHI REPORTS 1998 RESULTS

     DALLAS, TEXAS . . January 29, 1999 . . Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $10.1 million, or $.09 per diluted share, in the fourth quarter of 1998 compared to income of $39.2 million, or $.34 per diluted share, in the fourth quarter of 1997. For the full year, the Company reported income from continuing operations of $225.8 million, or $1.94 per diluted share, in 1998 compared to income of $27.1 million, or $.24 per diluted share, in 1997. The full year 1998 results include previously-reported gains related to the first quarter sale of 58%-owned NL Industries' specialty chemicals business unit ($1.31 per diluted share, net of income taxes and minority interest) and the initial public offering of CompX International common stock ($.38 per diluted share, net of income taxes).

     Total operating income for the full year of 1998 increased 38% due primarily to higher chemicals operating income. NL's chemicals operating income improved due primarily to higher average selling prices for titanium dioxide pigments ("TiO2"), partially offset by lower TiO2 sales volumes. NL's average TiO2 selling prices for the full year of 1998 were 16% higher than 1997, while TiO2 sales volumes were 4% lower than the record 1997 period reflecting lower volumes in Asia and Latin America. NL's operating income in 1997 included income of $12.9 million ($3.2 million in the fourth quarter) resulting from refunds of German franchise taxes. The Company's results of operations for 1997 included net sales of $147.2 million and operating income of $43.0 million related to the disposed specialty chemicals business unit (1998 net sales and operating income prior to the sale - $12.7 million and $2.7 million, respectively). NL expects its operating income in 1999 will be lower than 1998 as NL reduces its production rates to better match expected demand for TiO2. Operating income of the component products segment for 1998, which includes a $3.3 million first quarter non-recurring pre-tax charge related to CompX's initial public offering, increased 13% due primarily to higher sales volumes in all three of its major product lines (ergonomic computer support systems, precision ball bearing slides and locking systems). A portion of the increase in component products net sales resulted from the March and November 1998 acquisitions of two lock competitors.

     Total operating income for the fourth quarter of 1998 declined slightly compared to the fourth quarter of 1997 as the impact of higher TiO2 chemicals and component products operating income was more than offset by the disposal of NL's specialty chemicals business unit, which generated net sales of $35.8 million and operating income of $9.8 million in the fourth quarter of 1997. NL's average TiO2 selling prices in the fourth quarter of 1998 were 11% higher than the fourth quarter of 1997, and TiO2 sales volumes decreased 11% in the same period reflecting weakened demand, particularly in Europe and Asia.

     As previously-reported, in the second quarter of 1998 the Company acquired 48% of Tremont Corporation's outstanding common stock, and the Company commenced reporting equity in Tremont's earnings in the third quarter of 1998. Equity in earnings of Tremont for the fourth quarter of 1998 includes $3.6 million of earnings related to an adjustment of the deferred income tax asset valuation allowance related to Tremont's 20% investment in NL. Excluding this item, equity in earnings of Tremont for the fourth quarter of 1998 was lower than the third quarter of 1998 due in part to Tremont's lower equity in earnings of its 33%-owned affiliate Titanium Metals Corporation, whose fourth quarter 1998 results of operations included an $18 million pre-tax charge associated with the closure of certain facilities and implementation of other cost reductions in response to deteriorating market conditions for titanium metal products. Equity in losses of Waste Control Specialists increased due in part to ongoing expenditures associated with the pursuit of permits for the disposal of low-level and mixed radioactive wastes.

     General corporate interest and dividend income decreased in 1998 due primarily to lower distributions received from The Amalgamated Sugar Company LLC. Securities transaction gains in all periods relate principally to LYONs exchanges. General corporate expenses in the fourth quarter of 1998 include $3 million of non-recurring costs related to the termination of NL's agreement to acquire certain TiO2 operations and production facilities owned by a competitor. Interest expense declined in 1998 due primarily to a lower level of outstanding indebtedness. Minority interest in after-tax earnings in 1998 relates to NL and CompX. Discontinued operations in 1997 consist of the Company's former building products and fast food operations, and the extraordinary item in 1998 relates to the early extinguishment of certain NL indebtedness.

     The statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), future global economic and political conditions, changes in government regulations, competitive products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation and any possible future litigation and other risks and uncertainties detailed in the Company's SEC filings. Should one or more of these risks materialize, or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and locking systems), titanium metals products and waste management industries. The Company's 1998 results are subject to final audit.




                                   * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                             SUMMARY OF OPERATIONS

                                  (Unaudited)

                    (In millions, except earnings per share)

                                         THREE MONTHS ENDED       YEARS ENDED
                                            DECEMBER 31,         DECEMBER 31,

                                           1997      1998       1997       1998

Net sales
  Chemicals                                $243.9    $208.9   $  984.4  $  907.3
  Component products                         28.4      41.6      108.7     152.1


                                           $272.3    $250.5   $1,093.1  $1,059.4



Operating income
  Chemicals                                $ 37.2    $ 35.0   $  106.7  $  154.6
  Component products                          8.2       9.7       28.3      31.9


    Total operating income                   45.4      44.7      135.0     186.5

Equity in:
  Tremont Corporation                         -         4.4       -          7.4
  Waste Control Specialists                  (3.8)     (5.9)     (12.7)   (15.5)
Gain on:
  Disposal of business unit                   -         -        -         330.2
  Reduction in interest in CompX              -         -        -          67.9
General corporate items, net:
  Interest and dividend income               13.7      12.0       60.2      54.9
  Securities transactions                    46.8       -         48.9       8.0
  Expenses, net                              (6.9)     (8.3)     (57.8)    (58.0)

Interest expense                            (27.4)    (19.3)    (118.9)    (91.2)


    Income before income taxes               67.8      27.6       54.7     490.2

Provision for income taxes                   28.6       7.3       27.6     192.2
Minority interest in after-tax earnings       -        10.2        -        72.2


    Income from continuing operations        39.2      10.1       27.1     225.8

Discontinued operations                       (.9)      -         33.6     -

Extraordinary item                            -        (3.5)      (4.3)     (6.2)


    Net income                             $ 38.3    $  6.6   $   56.4  $  219.6







                          VALHI, INC. AND SUBSIDIARIES

                       SUMMARY OF OPERATIONS (CONTINUED)

                                  (Unaudited)

                    (In millions, except earnings per share)

                                         THREE MONTHS ENDED       YEARS ENDED
                                             DECEMBER 31,         DECEMBER 31,

                                           1997       1998      1997      1998

BASIC EARNINGS PER COMMON SHARE
  Continuing operations                    $  .34    $  .09    $  .24     $ 1.96
  Discontinued operations                    (.01)       -        .29        -
  Extraordinary item                          -        (.03)     (.04)      (.05)


    NET INCOME                             $  .33    $  .06    $  .49     $ 1.91



DILUTED EARNINGS PER COMMON SHARE
  Continuing operations                    $  .34    $  .09    $  .24     $ 1.94
  Discontinued operations                    (.01)       -        .29        -
  Extraordinary item                          -        (.03)     (.04)      (.05)


    NET INCOME                             $  .33    $  .06    $  .49     $ 1.89



SHARES USED IN CALCULATION OF
 PER SHARE AMOUNTS

  Basic earnings                            115.2     115.0     115.0      115.0



  Diluted earnings                          116.2     116.2     115.9      116.1


